GREENBRIAR CAPITAL (U.S.) LLC

AND

CAPTIVA VERDE LAND CORP.

JOINT VENTURE AGREEMENT

for a

50% interest in the net profits of the land held by Greenbriar Capital (US)

LLC in Tehachapi California

August 10, 2020

Option Agreement

THIS AGREEMENT is dated effective August 10, 2020.

BETWEEN:

GREENBRIAR CAPITAL (U.S.) LLC, a Delaware limited liability company

(the "Optionor")

AND:

CAPTIVA VERDE LAND CORP., a corporation duly incorporated under the laws of the Province of British Columbia

(the "Optionee")

WHEREAS:

A. The Optionor is the sole legal and beneficial owner of 132+/- acres in the City of Tehachapi, CA, referred to as County of Kern Assessor's Parcel Numbers 417-12-01, 25, 27 and 28. Schedule "A" hereto;

B. The Optionor has agreed to grant an exclusive option (the "Option") to the Optionee to acquire a Fifty Percent (50%) net profits interest in sales of the Property.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Optionee to the Optionor and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Optionor, the parties agree as follows:

1. DEFINITIONS

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

(a) "Affiliate" means an entity or person that Controls, is Controlled by, or is under the common Control with a party.

(b) "Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries to direct or cause the direction of the management and policies of such entities through (i) the legal or beneficial ownership of voting securities or membership interest; (ii) the right to appoint managers, directors or corporate management; (iii) contracts; (iv) operating agreements; (v) voting trusts; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

(c) "Effective Date" means the date the date of this agreement.

(d) "Expenditures" means all paid-up costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Optionee to permit and develop the Property.

(e) "Option" means the option to acquire a 50% interest in the net profits of the Property.

(f) "Option Period" means the period during the term of this Agreement from the date hereof to and including the date of exercise of the Option.

(g) "Property" means the land set out in Schedule "A" to this Agreement, all of which are located in Tehachapi California.

(h) "Property Rights" means and includes the ownership rights of the Optionor in respect of the Property, together with all licences, permits, easements, rights-of-way, certificates and other approvals obtained either before or after the date of this Agreement and necessary for the development of the Property.

(i) "Shares" means fully paid and non-assessable common shares in the capital of the Optionee.

1.2 The headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion thereof.

1.3 The word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.4 In this Agreement, except as otherwise specified, all references to currency mean Canadian currency.

1.5 A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.6 A reference to an entity includes any successor to that entity.

1.7 Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

1.8 A reference to "acceptance", "approval", "authorization" or "consent" means written approval, authorization or consent.

2. REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

2.1 The Optionor represents and warrants to the Optionee that:

(a) it validly exists as a company in good standing and legally entitled to hold the Property comprised therein, and all Property Rights held by it;

(b) it holds a 100% undivided legal and beneficial interest in and to the Property and is the recorded holder of the Property;

(c) there is no adverse claim or challenge against or to the ownership of or title to the Property, nor to the knowledge of the Optionor after due inquiry is any of the foregoing pending or threatened nor is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in production from any of the Property;

(d) there is no outstanding directive or order or similar notice issued by any regulatory agency, including agencies responsible for environmental matters, affecting the Property or the Optionor nor to the knowledge of the Optionor after due inquiry is there any basis therefor or any reason to believe that such an order, directive or similar notice is pending;

(e) all work carried out on the Property by or under the Optionor's direction has been done in full compliance with all applicable laws and regulations and it has no reason to believe that all prior work carried out on the Property by third parties has not been done in full compliance with all applicable laws and regulations;

(f) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of the Optionor or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever, to which the Optionor is a party or by which it is bound or to which it may be subject;

(g) it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Optionor, enforceable against it in accordance with the Agreement's terms;

(h) no proceedings are pending for, and the Optionor is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding-up of the Optionor or the placing of the Optionor in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(i) the Property is not the whole or substantially the whole of the undertaking of the Optionor;

(j) the Optionor is not aware of any material fact (as defined in the British Columbia Securities Act) or circumstance which has not been disclosed to the Optionee in writing which should be disclosed in order to prevent the representations and warranties in this section from being false or misleading; and

2.2 The representations and warranties contained in Section 2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more thereof may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.1 will survive the execution hereof.

3. REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

3.1 The Optionee represents and warrants to the Optionor that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of British Columbia and is lawfully qualified to do business.

(b) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of the Optionee or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which the Optionee is a party or by which it is bound or to which it may be subject; and

(c) it has duly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Optionee, enforceable against it in accordance with the Agreement's terms.

3.2 The representations and warranties contained in Section 3.1 are provided for the exclusive benefit of the Optionor and a breach of any one or more thereof may be waived by the Optionor in whole or in part at any time without prejudice to it rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 3.1 will survive the execution hereof.

4. ACQUISITION OF OPTION

4.1 The Optionor hereby grants to the Optionee the sole and exclusive right and option, subject to the terms of this Agreement, to acquire a Fifty Percent (50%) interest in the net profits of the Property. The previously signed but unregistered Grant Deed dated October 10, 2018 in favor of both Optionor and Optionee is hereby cancelled by the execution of this Agreement.

4.2 To earn the 50% net profits interest the Optionee must fully fund the permitting and development of the Property and pay Two Million Two Hundred and Fifty Thousand and 00/100 Dollars Canadian ($2,250,000.00), 5% by a one-year interest-free promissory note and 95% in common shares of the Optionee, which the cash and share portion has been paid to Greenbriar.

4.3 If the Optionee fails to fund the project described in section 4.2, this Agreement will be terminated and the Optionee will have no interest in the Property. The Term will last for 5 years or until the Optionor is issued entitlement to build the homes, whichever is earlier.

5. OBLIGATIONS OF THE OPTIONEE DURING OPTION PERIOD

5.1 During the Option Period the Optionee will pay such costs as are required by the City to permit and develop the property to a revenue generating stage in collaboration with the Optioner.

6. JOINT VENTURE

6.1 The parties will, upon the exercise of the Option, will be deemed to have formed a joint venture for the purposes of the development of the Property.

6.2 The parties shall evenly split all the net profits derived from the property and the Optionor will open its books and records to the Optionee at all times and under all conditions so that the Optionee can verify the net profits derived from the home and/or property sales.

7. POWER TO CHARGE PROPERTY

7.1 The Optionor shall have no right to grant a mortgage, charge or lien against its interest in the Property without the consent of the Optionee such consent not to be unreasonably withheld.

8. ASSIGNMENT

8.1 Either the Optionee or the Optionor is permitted to assign, transfer, convey the Agreement to any of its subsidiaries after execution.

9. FORCE MAJEURE

9.1 If the Optionee is at any time during the Option Period prevented or delayed in complying with any provisions of this Agreement by reason of aboriginal land claims, strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of terrorism, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Optionee, the time limited for the performance by the Optionee of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay.

9.2 The Optionee will within 14 days give notice to the Optionor of each event of force majeure under Section 15.1 and upon cessation of such event will furnish the Optionor with notice to that effect together with particulars of the number of days by which the obligations of the Optionee hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

10. CONFIDENTIAL INFORMATION

10.1 No information furnished in respect of the activities carried out on the Property or derived in respect thereof, or related to the sale of product derived from the Property, will be disclosed or published by a party hereto without the written consent of the other party hereto, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. This provision shall apply for the term of this Agreement and for a period of three years thereafter. This provision shall not apply to information which becomes part of the public domain provided that it does not become part of the public domain by the actions of a party hereto.

10.2 Nothing in this Section shall prevent a party from disclosing information to a third party for purposes of corporate reorganization, financing, review of materials, data and results by a consultant and like matters provided that such third party agrees to be bound by these provisions of confidentiality.

10.3 In the event a party is required pursuant to applicable securities or corporate laws to publicly disclose information by way of a news release or similar disclosure, it shall provide one business day's notice to the other party who shall have the right, acting reasonably, to make changes to the proposed dissemination of information. The party disclosing information must act reasonably and take into account such comments prior to the issuance of such information.

11. ARBITRATION

11.1 All questions or matters in dispute with respect to the accounting of monies expended by the Optionee as provided herein, or with respect to the calculation of or amounts taken into account in the determination of Expenditures will be submitted to arbitration pursuant to the terms hereof.

11.2 It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 30 days' prior written notice of its intention to do so to the other party together with particulars of the matter in dispute.

11.3 On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 11.4.

11.4 The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within 14 days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within 14 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

11.5 If the other party will fail to appoint an arbitrator within 14 days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties fail to agree on the appointment of the chairman, the chairman will be appointed under the provision of the Commercial Arbitration Act (British Columbia) (the "Act").

11.6 Except as specifically otherwise provided in Section 17.4, the arbitration herein provided for will be conducted in accordance with the Act.

11.7 The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under the Act or this Section.

11.8 After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

11.9 The expense of the arbitration will be paid as specified in the award.

11.10 The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

12. DEFAULT AND TERMINATION

12.1 Save and except for matters to be completed in accordance with Section 4.3, if at any time during the Option Period the Optionee fails to perform any other obligation required to be performed hereunder or is in breach of a warranty given herein, which failure or breach materially interferes with the implementation of this Agreement, the Optionor may terminate this Agreement but only if:

(a) it first gives to the Optionee a notice of default containing particulars of the obligation which the Optionee has not performed, or the warranty breached; and

(b) the Optionee has not, within 14 days after delivery of such notice of default, cured such default or begun proceedings to cure such default by appropriate payment or performance (the Optionee hereby agreeing that should it so begin to cure any default it will prosecute the same to completion without undue delay).

12.2 If the Optionee fails to comply with the provisions of Section 12.1(b), the Optionor may thereafter terminate this Agreement.

13. NOTICES

13.1 Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by prepaid registered mail deposited in a post office in Canada addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified or by facsimile, in each case addressed as applicable as follows:

(a) If to the Optionee at:

Captiva Verde Land Corp.

Attn: Anthony Balic, CFO

1201-1166 Alberni Street

Vancouver, BC Canada

V6E 3Z3 604-312-2425

(b) If to the Optionor at:

Greenbriar Capital (U.S.) LLC

Attn: Jeffrey Ciachurski, CEO

9 Landport Newport Beach, CA

92660 Tel: 949-903-5906

or to such other address as is specified by the particular party by notice to the others.

13.2 The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered or the date of sending it by facsimile, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

13.3 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

14. GENERAL

14.1 This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

14.2 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

14.3 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

14.4 This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

14.5 This Agreement will be governed and construed according to the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties hereby attorn to the jurisdiction of the Courts of British Columbia in respect of all matters arising hereunder.

14.6 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

14.7 This is an option only and except as specifically provided otherwise, nothing herein contained will be construed as creating a partnership arrangement between the parties herein or be construed as obligating the Optionee to do any acts or make any payments hereunder except as otherwise set forth, and any act or acts or payment or payments as may be made hereunder will not be construed as obligating the Optionee to do any further act or make any further payment or payments.

Signatures:

IN WITNESS WHEREOF the Optionor and the Optionee have caused this Agreement to be executed by their duly authorized officers.

CAPTIVA VERDE LAND CORP.

Per: /s/ Anthony Balic
 Anthony Balic
 CFO

GREENBRIAR CAPITAL (U.S.) LLC

Per: /s/ Jeff Ciachurski
 Jeff Ciachurski
 CEO

SCHEDULE "A"

Property Description and Map

The Property is comprised of four (4) parcels. The legal description of each parcel is as follows:

Parcel 1 APN 417-012-01 (approx. 32.97 acres)

Parcel 2 APN 417-012-28 (approx. 60 acres)

Parcel 3 APN 417-012-27 (approx. 20 acres)

Parcel 4 APN 417-012-25 (approx. 19.16 acres)

Schedule "A"

NEW PROPOSED TENTATIVE TRACT MAP APPROVED BY CITY ON FEB. 19, 2019

TEHACHAPI LOCAL CONTEXT

CITY HALL/
DOWNTOWN
E. TEHACHAPI BLVD
TEHACHAPI MUNI
AIRPORT
SPORTS STADIUM
WELLS
EDUCATION
CENTER
MARX
CENTER
PARK
JACOBSEN
MIDDLE SCHOOL
NATATORIUM
FUTURE DEVELOPMENT
OPPORTUNITY
SNYDER AVE
VALLEY BLVD
SNYDER ROAD CONNECTION
APPROX 0.15 ACRE WITHIN
SCHOOL MAINTENANCE YARD
COTTAGE HOMES A
TOWNHOMES
HIGH SCHOOL
MAINTENANCE YARD
BRENTWOOD DR
COURT HOMES
BUNGALOW
HOMES
ORGANIC GARDEN
TEHACHAPI
HIGH SCHOOL
SFD 5
WHITE OAK DR
BUNGALOW
HOMES
CENTRAL PARK
SFD 7
APARTMENTS
SFD 5
COURT HOMES
BASEBALL FIELDS
SFD 7
BUNGALOW
HOMES
TOMPKINS
ELEMENTARY
SCHOOL
COTTAGE HOMES B
SFD 5
SFD 5
COURT HOMES
PINON ST
FUTURE SPORTS
COMPLEX

A GREENBRIAR RESIDENTIAL COMMUNITY